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                                                                  EXHIBIT 10.40

                            [WELLS FARGO LETTERHEAD]



November 20, 1998


Scott Ash
Chief Financial Officer
Deckers Outdoor Corporation
495A South Fairview Road
Santa Barbara, CA 93117


Dear Scott:

     This letter is to confirm that Wells Fargo Bank, National Association ("Bank"), subject to all terms and conditions contained (a) in the Loan Agreement between Deckers Outdoor Corporation ("Borrower") and Bank dated July 27, 1995 (as heretofore amended from time to time, the "Loan Agreement") and
(b) herein, has agreed to amend the Loan Agreement (the "Proposed Amendment") and continue to make available to Borrower's revolving line of credit (the "Line of Credit"). Pursuant to the Loan Agreement as amended by the Proposed Amendment, Bank will make advances to Borrower from time to time up to and including July 1, 1999, not to (i) at any time from the closing date of the Proposed Amendment to (but excluding) June 1, 1999, the maximum principal amount of Forty Million Dollars ($40,000,000.00) and (ii) at any time from June 1, 1999 through and including July 1, 1999, the maximum principal amount of Twenty-Five Million Dollars ($25,000,000.00). The proceeds of the Line of Credit shall be used for working capital purposes. All capitalized terms used in this letter and not otherwise defined shall have the meanings specified for such terms in the Loan Agreement. All terms and conditions set forth in the Loan Agreement shall continue to be in full force and effect, other than as set forth herein and any final executed amendment.
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November 20, 1998
Page 2


LINE OF CREDIT:

     Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the applicable principal sum set forth above, shall not at any time exceed an aggregate of seventy five percent (75%) of Borrower's eligible accounts receivable, plus fifty percent (50%) of the value of Borrower's eligible inventory. The advance rate on eligible inventory shall decrease to forty percent (40%), effective June 1, 1999 and remain in effect through the Maturity Date. A fifty percent (50%) advance rate will also apply to inventory in transit through December 31, 1998, and the inventory in transit will have a maximum eligible sublimit amount to be determined. All of the foregoing advance rates are subject to change by Bank upon receipt and review of all collateral reports and other documents as Bank may from time to time require, including a books and records examination and the inventory appraisal to be completed during the next sixty days. Definitions of the above items will also be included in the final documentation executed by and between Borrower and Bank.

     Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue commercial and standby letters of credit for the account of Borrower, (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in it sole discretion; and provided further, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Twelve Million Dollars ($12,000,000.00). The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.

     Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

Borrower shall reimburse Bank immediately upon demand for all costs and expenses reasonably incurred by Bank in connection with the Proposed Amendment, including without limitation, attorneys' fees (including outside counsel fees and expenses and the allocated costs of Bank's in-house counsel), filing and recording fees and costs of appraisals and audits.
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November 20, 1998
Page 3


     Interest. The initial interest rate for the Line of Credit shall be the Bank Prime Rate plus one and one half of percent (1.50%), floating. A fifty basis point (0.50%) fee on the unused balance of the Line of Credit will be charged, payable quarterly in arrears. A pricing matrix will be established by Bank and included in the Proposed Amendment setting forth "grid pricing" commencing on a mutually agreed upon date.

CONDITIONS PRECEDENT:

     Prior to Bank's execution of the Proposed Amendment and the effectiveness thereof, all of the following shall have occurred:

     Loan Documents. Borrower shall have executed, or caused to be executed by any guarantor or other party required hereby, and delivered to Bank, any and all promissory notes, contracts, instruments and other documents, (including without limitation the Proposed Amendment) required by Bank to evidence Bank's extension of credit pursuant to the terms and conditions of this letter and the Loan Agreements, all of which shall be in form and substance satisfactory to Bank and shall include, in addition to the terms and conditions of this letter, such representations, warranties, conditions, covenants, events of default and other provisions as Bank deems appropriate.

     Financial Condition. There shall have been no material adverse change subsequent to September 30, 1998, as determined by Bank, in the financial condition or business of, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

COVENANTS:

     Covenants shall remain in effect as Bank currently requires under the Loan Agreement, with the only change being that Tangible Net Worth shall not be permitted at any time to be less than $31,500,000.

     Dividends, Distributions. Borrower shall not declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding; nor shall Borrower be permitted to redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding.
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November 20, 1998
Page 4


     Appraisals. Bank may obtain, at Borrower's cost, an appraisal of inventory collateral required hereby, issued by an appraiser acceptable to Bank and in form, substance and reflecting values satisfactory to Bank, in its discretion. Without in any way limiting Bank's right to obtain such appraisal at any time, Bank intends to obtain such appraisal within 60 days of the closing date of the Proposed Amendment.

     Bank reserves the right to terminate this commitment at any time prior to receipt by Bank of a copy of this letter executed below by Borrower.

     Your acknowledgment of this letter shall constitute acceptance of the foregoing terms and conditions. Unless accepted or terminated, this commitment shall expire on November 23, 1998. If the loan documentation required by Bank hereunder is not completed and the credit contemplated hereby has not been extended by Bank to Borrower for any reason by December 1, 1998, then this commitment shall expire on said date.


                                      Sincerely,

                                      WELLS FARGO BANK,
                                        NATIONAL ASSOCIATION


                                      By:  /s/ Anna Mercer
                                         -----------------------------------
                                      Title:  Vice President


Acknowledged and accepted as of November 20, 1998:


By:  /s/  Scott Ash
   ---------------------------------
Title:  CFO


By:
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Title:
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